                      CAPITAL GAMING INTERNATIONAL, INC.
                                  EXHIBIT 12
         SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (ROUNDED)



                                                       REORGANIZED COMPANY                      |         PREDECESSOR COMPANY
                                  ------------------------------------------------------------- |  ------------------------------
                                                                   MAY 29, 1997     JULY 1, 1996|
                                    YEAR ENDED        YEAR ENDED      THROUGH         THROUGH   |         YEAR ENDED JUNE 30,
                                  JUNE 30, 1999     JUNE 30, 1998  JUNE 30, 1997    MAY 28, 1997|      1996              1995
                                  -------------     -------------  -------------    ------------|      ----              ----
Consolidated Pre-Tax [Loss]                                                                     |
 Income From Operations           $     842,000    $ (7,154,000)  $ (1,351,000)   $  44,411,000 | $ (3,718,000)    $   (116,876,000)
Fixed Charges                         2,700,000       2,885,000        251,000        8,394,000 |   21,846,000           20,388,000
                                  -------------    ------------   ------------    ------------- | ------------     ----------------
  Earnings For Computation        $   3,542,000    $(4,269,000)   $(1,100,000)    $  52,805,000  |$ 18,128,000     $    (96,488,000)
                                  =============    ============   ============    ============= | ============     ================
                                                                                                |
Interest Expense                  $   2,700,000    $ 2,885,000    $   251,000     $ 7,842,000   | $ 19,062,000     $     18,225,000
Capitalized Interest                         --              --             --              --  |           --            1,474,000
Deferred Financing Cost                      --              --             --         552,000  |    2,784,000            2,115,000
Interest Portion                                                                                |
 Of Rent Expense                             --              --             --              --  |           --               48,000
                                  -------------    ------------   ------------    ------------- | ------------     ----------------
Fixed Charges                     $   2,700,000    $  2,885,000   $    251,000    $  8,394,000  | $ 21,846,000     $     21,862,000
                                  =============    ============   ============    ============  | ============     ================
                                                                                                |
Ratio of Earnings to Fixed                                                                      |
Charges                                    1.31              --             --            6.29  |           --                   --
                                  =============    ============   ============    ============  | ============     ================
                                                                                                |
Deficiency of Earnings            $          --    $  7,154,000   $  1,351,000    $         --  | $  3,718,000     $    118,350,000
                                  =============    ============   ============    ============  | ============     ================


(1) Does not include a one time charge of $4,000,000 which was recognized as interest expense as consideration for the termination of the company's obligation to issue warrants to purchase 1,250,000 shares of the company's stock.